Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 24, 2015, with respect to the consolidated financial statements of The Ryland Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of The Ryland Group, Inc. and subsidiaries, included in its Annual Report (Form 10-K) as of and for year ended December 31, 2014, filed with the Securities and Exchange Commission, and to the incorporation by reference in the Registration Statement (Form S-4) and related Joint Proxy Statement of Standard Pacific Corp. for the registration of 66,598,146 shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

June 30, 2015